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                    [MORGAN, LEWIS & BOCKIUS LLP letterhead]


June 19, 1996


Norland Medical Systems, Inc.
106 Corporate Park Drive
Suite 106
White Plains, New York  10604

Re:  Norland Medical Systems, Inc. -
     Registration Statement on Form S-1
     ----------------------------------

Ladies and Gentlemen:

We have acted as special counsel to Norland Medical Systems, Inc., a Delaware corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933, as amended (the "1933 Act"), of up to 2,587,500 shares, including 337,500 shares to be subject to an over-allotment option, of the Company's Common Stock, par value $0.0005 per share (the "Shares").

In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction of (a) the above referenced Registration Statement, (b) the Restated Certificate of Incorporation and the By-Laws, as amended, of the Company, (c) the minutes, consents, and other records of corporate proceedings of the Company with respect to authorization and issuance of the Shares, (d) the proposed form of Underwriting Agreement to be entered into among (i) the Company, (ii) Norland Partners, L.P. and Novatech Ventures, L.P. (the "Selling Stockholders"), and (iii) UBS Securities LLC and Pacific Growth Equities, Inc., for themselves and as representatives of the several underwriters, and (e) such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinions contained herein. In addition, for purposes of our opinion, we have assumed without independent investigation that (i) the factual information supplied to us for purposes of our opinion is complete and accurate and that no changes will be made in the definitive form of documents we have reviewed in draft form which would impact our opinion and (ii) the shares to be

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Norland Medical Systems, Inc.
June 19, 1996
Page 2


offered and sold by the Company will be issued and sold for no less than their par value.

Based upon and subject to the foregoing, we hereby advise you that in our opinion:

     1. The Company is a corporation validly existing and in good standing under the General Corporation Law of the State of Delaware (the "Delaware Corporation Law").

     2. The Shares to be sold by the Company and the Selling Stockholders as described in the Registration Statement have been duly authorized by the Company, and the Shares to be sold by the Selling Stockholders are, and the Shares to be sold by the Company, when issued and paid for as contemplated by the Registration Statement will be, duly and validly issued and fully paid and non-assessable.

We are qualified to practice law in the State of New York and do not herein express any opinion as to any laws other than the laws of the State of New York, the Delaware Corporation Law and the federal laws of the United States of America as such laws are constituted on the date of this opinion.

We consent to the filing of this letter as an exhibit to the Registration Statement and to the references to our firm in the Prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.



Very truly yours,



/s/ MORGAN, LEWIS & BOCKIUS LLP